Exhibit 4.25

Execution Version

CERTAIN IDENTIFIED CONFIDENTIAL INFORMATION MARKED [***] HAS

BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS (I) THE TYPE THE

COMPANY TREATS AS PRIVATE OR CONFIDENTIAL AND (II) NOT MATERIAL.

ASSET PURCHASE AGREEMENT

Dated as of FEBRUARY 2, 2023

between

REDHILL BIOPHARMA INC.

REDHILL BIOPHARMA LTD.

and

MOVANTIK ACQUISITION CO.

TABLE OF CONTENTS

		Page

ARTICLE I

Definitions; Interpretation
Section 1.1.	Definitions	2
Section 1.2.	Interpretation	13
ARTICLE II

Purchase and Sale

Section 2.1.	Purchase and Sale of Purchased Assets; Purchase Price	14
Section 2.2.	Purchased Assets; Excluded Assets	15
Section 2.3.	Assumed Liabilities; Excluded Liabilities	16
Section 2.4.	Closing; Closing Deliverables	17
Section 2.5.	Delayed Transfer Supply Contracts	18

ARTICLE III

Representations and Warranties of Seller AND Seller Parent

Section 3.1.	Organization, Standing and Power	20
Section 3.2.	Authority; Noncontravention	20
Section 3.3.	Title; Encumbrances	21
Section 3.4.	Intellectual Property; AstraZeneca License Agreement	21
Section 3.5.	Assumed Contracts	25
Section 3.6.	Regulatory Matters	26
Section 3.7.	Sufficiency of Assets	27
Section 3.8.	No Proceeding	27
Section 3.9.	Tax Matters	28
Section 3.10.	No Other Representations and Warranties	28

ARTICLE IV

Representations and Warranties of Buyer

Section 4.1.	Organization, Standing and Power	29
Section 4.2.	Authority; Noncontravention	29
Section 4.3.	Independent Investigation	30

Section 8.9.	Enforcement	41
Section 8.10.	Severability	42
Section 8.11.	Amendment; Waiver	42
Section 8.12.	Bulk Transfer Laws	42

Exhibits

Exhibit A	Form of Seller-Buyer Bill of Sale, Assignment and Assumption Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Amendment to Credit Agreement and Collateral Documents
Exhibit E	AstraZeneca Consent
Exhibit F	Daiichi Sakyo Notice
Exhibit G	Form of Supply Contract Assignment and Assumption Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of February 2, 2023 is entered into among RedHill Biopharma Inc., a Delaware corporation (“Seller”), Movantik Acquisition Co., a Delaware corporation (“Buyer”) and RedHill Biopharma LTD., a company incorporated under the laws of the State of Israel (“Seller Parent”). Buyer, Seller and Seller Parent are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties”. Certain capitalized terms used herein have the meanings ascribed to them in Section 1.1.

RECITALS

WHEREAS, Seller, Seller Parent, Buyer, in its capacity as Administrative Agent (as defined in the Credit Agreement, the “Administrative Agent”), and the lenders from time to time party thereto (the “Lenders”) entered into that certain Credit Agreement, dated as of February 23, 2020 (as amended, modified or supplemented from time to time, the “Credit Agreement”), pursuant to which the Lenders made an investment in Seller in the form of a term loan facility (the “Term Loan Facility”);

WHEREAS, the Term Loan Facility is secured by (among other things) the Collateral Documents (as defined in the Credit Agreement, the “Collateral Documents”);

WHEREAS, there are certain outstanding Obligations (as defined in the Credit Agreement, the “Obligations”) under the Credit Agreement and Collateral Documents that continue to accrue pursuant to the terms therein;

WHEREAS, in consideration of the Lenders advancing the term loans under the Term Loan Facility, Seller and Seller Parent are obligated to pay the Revenue Interest (as defined in the Credit Agreement, the “Revenue Interest”) to the Lenders in the form of quarterly Revenue Interest Payment Amounts (as defined in the Credit Agreement, the “Revenue Interest Payment Amounts”);

WHEREAS, Seller is in Default (as defined in the Credit Agreement);

WHEREAS, prior to the effectiveness of this Agreement, HCR Stafford Fund, L.P., HCR Molag Fund, L.P. HCR Potomac Fund, L.P., HCR Overflow Fund, L.P., and HealthCare Royalty Partners IV, L.P., the then existing Lenders under the Credit Agreement assigned the Loans (as defined in the Credit Agreement, the “Loans”) under the Term Loan Facility to Buyer;

WHEREAS, in exchange for the extinguishment and termination of all Obligations (other than the indemnification Obligations that expressly survive the extinguishment and termination of all other Obligations pursuant to Section 11.04(f) of the Credit Agreement), including the Loans, all accrued and unpaid interest thereon, the Revenue Interest, the prepayment premiums and exit fees, Seller desires to sell all of Seller’s and its Affiliates’ right, including Seller Parent’s, title and interest in, to and under the Purchased Assets and transfer the Assumed Liabilities to Buyer, and Buyer wishes to purchase from Seller all of Seller’s and its Affiliates’, including Seller Parent’s, right, title and interest in, to and under the Purchased Assets and to assume the Assumed Liabilities, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, agreements and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1.Definitions. For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

“Accounts Receivable” means the accounts receivable set forth in Schedule 1.1.1.

“Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules, regulations, requirements, written advisory comments and any formal guidance promulgated thereunder, as may be in effect from time to time.

“Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or governmental investigation.

“Administrative Agent” has the meaning set forth in the preamble hereof.

“Aether Litigation” means the Action styled Aether Therapeutics Inc. v. RedHill Biopharma Inc., Case No. 21-248-MN, pending in the United States District court for the District of Delaware.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Amendment to Credit Agreement and Collateral Documents” means the Amendment to Credit Agreement and Collateral Documents, in the form of Exhibit D.

“Assumed Contracts” has the meaning set forth in Section 2.2(a)(vi).

“Assumed Liabilities” means (i) the Liabilities under the AstraZeneca Contracts and Assumed Contracts accruing with respect to the period commencing after the later of the Closing and the applicable Transfer Date (including, for the avoidance of doubt, the Daiichi Sankyo Payment, but, for the avoidance of doubt, excluding any Liability arising from or relating to the performance or non-performance thereof on or prior to the later of the Closing and the applicable Transfer Date), (ii) the Liabilities under the Delayed Transfer Supply Contracts accruing with respect to the period commencing after the applicable Supply Contract Transfer Date

(but excluding any Liability accruing or arising from or relating to the performance or non-performance thereof on or prior to the applicable Supply Contract Transfer Date except as contemplated by Schedule 2 to the Transition Services Agreement), (iii) the fees, costs and expenses incurred in connection with the termination any Terminated Supply Contracts (but excluding any Excluded Supply Contract Fees), (iv) any Liabilities arising from, in connection with or related to clinical trials (including any Investigator Sponsored Studies and Post-Approval Commitments) for the Compounds or the Products accruing from and after the Closing, (v) the amount of the royalties due to AstraZeneca under the AstraZeneca License Agreement for the fourth quarter of 2022 equal to the amount of the PDUFA Payment, (vi) any Product rebate payment with a pharmacy dispense date after the Payment Claims Transition Date (as defined in the Transition Services Agreement) but before the earlier of (A) the execution of Buyer’s rebate agreements and (B) the termination of Seller’s rebate agreements; (vii) all other Liabilities solely to the extent related to the Purchased Assets or the Business or Buyer’s ownership or operation thereof from and after the Closing; and (viii) the AstraZeneca Subject Amount Payment.

“AstraZeneca” means AstraZeneca AB, a company incorporated in Sweden.

“AstraZeneca Consent” means the consent to the AstraZeneca Contracts attached as Exhibit E hereto.

“AstraZeneca Contracts” means the AstraZeneca License Agreement and the AstraZeneca Supply Agreement.

“AstraZeneca License Agreement” means the License Agreement, dated as of February 23, 2020, by and between AstraZeneca and Seller, as supplemented by the Letter Agreement, dated as of February 23, 2020, by and between AstraZeneca and Seller, and as amended by Amendment No. 1 to License Agreement, dated as of March 31, 2020, by and between AstraZeneca and Seller, Amendment No. 2 to License Agreement, dated as of July 14, 2020, by and between AstraZeneca and Seller, Amendment No. 2 to License Agreement, dated as of July 14, 2020, by and between AstraZeneca and Seller, Amendment No. 3 to License Agreement, dated as of October 6, 2020, by and between AstraZeneca and Seller and Amendment No. 4 to License Agreement, dated as of March 11, 2021, by and between AstraZeneca and Seller.

“AstraZeneca Subject Amount” means the cash in an amount equal to $[***] held in the following deposit account:

[***]

“AstraZeneca Subject Amount Payment” means the payment of an amount of cash equal to the AstraZeneca Subject Amount to AstraZeneca pursuant to the AstraZeneca Consent.

“AstraZeneca Supply Agreement” means the Supply Agreement, dated as of February 23, 2020, by and between AstraZeneca and Seller.

“Bankruptcy Event” means the occurrence of any of the following in respect of any Person: (a) an admission in writing by such Person of its inability to pay its debts as they become due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or (b) of this definition; or (d) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 60 days from entry thereof. Unless otherwise specified, references to Bankruptcy Event in this Agreement shall refer to a Bankruptcy Event with respect to Seller Parent, Seller or any of their subsidiaries.

“Books and Records” means all books, records, files, documents, labeling, informational letters, sales training materials, trade show materials, advertising, marketing, sales, artwork and promotional materials (including television and other media content), Tax records and Tax Returns exclusively related to any Compounds or Products or the Exploitation thereof, any other Purchased Assets (including Regulatory Documentation, research and development records, correspondence and, to the extent not originals, true, accurate and complete copies of all files relating to the chain of title, filing, prosecution, issuance, maintenance, enforcement or defense of any Intellectual Property Rights, including any employee and independent contractor Intellectual Property Rights assignment agreement, confidentiality agreement and non-compete agreement, any written correspondence with any Third Party, records and documents related to research, safety and pre-clinical and clinical testing and studies relating to any Compounds or Products or the Exploitation thereof conducted by or on behalf of Seller or any of its Affiliates, including any laboratory and engineering notebooks and manufacturing records, procedures, tests, dosage, criteria for patient selection, study protocols and investigators brochures) in all forms in which they are stored or maintained (whether electronic or otherwise), and all data (including Business Data) and information included or referenced in any of the foregoing, in each case that are owned or otherwise controlled by or in the possession of Seller or any of its Affiliates.

“Business” means the Exploitation of the Compounds and the Products as currently conducted or proposed to be conducted in a written, management-approved plan, by Seller, Seller Parent and their Affiliates.

“Business Data” means all databases and data, including all tangible embodiments thereof, and all rights therein, in each case owned or controlled by, or licensed to, Seller or any of its Affiliates as of the Closing Date that are exclusively related to, or reasonably necessary or useful to Exploit, the Compounds and Products.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York City are permitted or required by applicable Law to remain closed.

“Business Health Registration Approvals” means any and all (i) Health Registration Approvals and (ii) applications or notifications or submissions for Health Registration Approvals, in either case that are (a) owned or otherwise controlled by Seller or any of its Affiliates on the Closing Date and (b) exclusively related to, or is reasonably necessary or useful to Exploit, the Compounds or Products.

“Business Intellectual Property” means all Intellectual Property Rights, Registered IP and Patents, that are owned or controlled by, or licensed to, Seller or any of its Affiliates and that are exclusively related to the Business, and the right to recover for past infringement of any of the foregoing.

“Business Regulatory Documentation” means any and all Regulatory Documentation, including all Business Health Registration Approvals, that is owned by, or otherwise in the possession and control of, Seller or any of its Affiliates on the Closing Date and that is exclusively related to, or is reasonably necessary or useful to Exploit, the Compounds or Products.

“Buyer” has the meaning set forth in the preamble hereof.

“Cash Collateral” means the cash in an amount equal to $[***] held in the following deposit account:

[***]

“Clinical Study” means any study or trial of a Compound or a Licensed Product in humans, including observational clinical research.

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Documents” has the meaning set forth in the preamble hereof.

“Commercialization” means any and all activities (other than Manufacturing and Development) directed to the preparation for sale of, offering for sale of, or sale of a product, including activities related to obtaining pricing or reimbursement approvals, Medical Affairs Activities, marketing, promoting, distributing and importing such product and interacting with Health Authorities regarding any of the foregoing.

“Compound” has the meaning set forth in Section 1 of the AstraZeneca License Agreement.

“Contemplated Transactions” means the transactions contemplated by this Agreement and any Related Document.

“Contracts” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, collaboration agreement, development agreement, distribution agreement, contract research organization agreement or other legally binding contract, agreement, obligation, commitment, arrangement, understanding or instrument, whether oral or written.

“Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Credit Agreement” has the meaning set forth in the preamble hereof.

“Current Good Manufacturing Practices” means the principles and guidelines of Good Manufacturing Practice for medicinal products for human use as promulgated under applicable Law, including in the United States (in the current as of the date of this Agreement Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations, including 21 C.F.R. Sections 210 and 211) and the European Union.

“Current Product” has the meaning set forth in Section 1 of the AstraZeneca License Agreement.

“Daiichi Sankyo Notice” means the notice to be delivered under the Daiichi Sankyo Termination Agreement, which notice is attached as Exhibit F hereto.

“Daiichi Sankyo Payment” means the $[***] payment due to Daiichi Sankyo, Inc. on July 1, 2023 pursuant to Section 3.3 of the Daiichi Sankyo Termination Agreement.

“Daiichi Sankyo Termination Agreement” means that certain Termination Agreement, dated as of August 3, 2020, by and between Seller and Daiichi Sankyo, Inc., as amended prior to the date hereof.

“Delayed Transfer Supply Contracts” has the meaning set forth in the Supply Agreement.

“Development” means all activities (other than Manufacturing and Commercialization) related to the research, development, preparation and submission of applications for a Health Registration Approval, regulatory affairs with respect to the foregoing and all other activities (other than Manufacturing and Commercialization) necessary or useful or otherwise requested or required by a Health Authority as a condition or in support of obtaining or maintaining a Health Registration Approval, including toxicology, formulation, clinical studies and packaging development.

“Docket Files” means electronic and paper copies (including originals) of the following items, to the extent they are in the possession and control of Seller or any of its Affiliates as of the Closing Date, with respect to the owned Business Intellectual Property: (a) original files of any registrations or applications, (b) agreements pursuant to which any rights in the Business Intellectual Property were assigned to Seller or any of its Affiliates (to the extent not already included within the AstraZeneca Contracts or the Assumed Contracts), (c) declarations and powers of attorneys related to the owned Business Intellectual Property, (d) correspondence with all patent, trademark and copyright offices and registrars, including contact information, of each counsel and agent responsible for the prosecution or maintenance of the owned Business Intellectual Property, (e) the original ribbon copy for Patents issued by the United States Patent and Trademark Office, or, for foreign Patents, the original ribbon copy or certificate issued by the applicable Governmental Authority, (f) the certificate of registration for copyrights issued by the United States Copyright Office, or, for foreign copyright, the certificate or registration issued by the applicable Governmental Authority and (g) any other customary information of a type, nature and detail generally maintained in Seller’s or its Affiliates’ docket files.

“Dollars” or “$” means United States dollars.

“Escrow Account” has the meaning set forth in the Escrow Agreement.

“Escrow Agent” has the meaning set forth in the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 2.4(b)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Existing Patents” means the Patents listed on Schedule 1.1.2.

“Existing Product Trademarks” means the Trademarks listed on Schedule 1.1.3, together with any registrations thereof and pending applications therefor, if any, in the Licensed Territory.

“Exploit” means to make, have made, import, use, sell, offer for sale, or otherwise dispose of, including to research, develop, register, modify, enhance, improve, Manufacture, have Manufactured, store, formulate, optimize, export, transport, distribute, commercialize, promote, market, have sold or otherwise dispose of. “Exploiting”, “Exploitation”, “Exploited” and other forms of the word Exploit shall have correlative meanings.

“FDA” means the U.S. Food and Drug Administration.

“Fraud” means, with respect to any Person, the making of a statement of fact in the express representations and warranties set forth in this Agreement or in any Related Document with the intent to deceive another Person and requires (i) a false representation of material fact; (ii) with knowledge that such representation is false; (iii) with an intention to induce the Person to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing such Person, in justifiable reliance upon such false representation, to take or refrain from taking action; and (v) causing such Person to suffer damage by reason of such reliance. For the avoidance of doubt, the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“Fundamental Representations” shall mean the representations and warranties of the Seller and Seller Parent set forth in the following Sections of this Agreement: Section 3.1 (Organization, Standing and Power); Section 3.2(a) (Authority); Section 3.3 (Title; Encumbrances); and Section 3.7 (Sufficiency of Assets).

“Governmental Authority” means any Federal, state, local or foreign government, any court, tribunal, administrative or other governmental agency, department, commission or authority, any Health Authority or any non-governmental self-regulatory agency, commission or authority.

“Governmental Consent” has the meaning set forth in Section 3.2(c).

“HCR” means HCR Stafford Fund, L.P., HCR Molag Fund, L.P. HCR Potomac Fund, L.P., HCR Overflow Fund, L.P., HealthCare Royalty Partners IV, L.P., HCR Collateral Management, LLC and their Affiliates.

“Health Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other government entity regulating or otherwise having legal authority with respect to the Exploitation of products in the Licensed Territory, including the FDA.

“Health Registration Approval” means, with respect to a country, any and all approvals, licenses, registrations or authorizations of any Health Authority necessary to commercially distribute, sell and market a Licensed Product in such country, including, where applicable, (a) pricing or reimbursement approval in such country; (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); (c) labelling approval; and (d) technical, medical and scientific licenses.

“IND” means an Investigational New Drug Application submitted in accordance with 21 C.F.R. Part 312 or any application filed with the applicable Health Authority for authorization to commence a Clinical Study in the Licensed Territory outside the United States.

“Intellectual Property Rights” means trademarks, service marks, trade secrets, trade names, registered designs, design rights, copyrights (including rights in computer software), domain names, database rights and any rights or property similar to any of the foregoing (other than Patents) in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights.

“Inventory” means with respect to the Compounds or Products, all inventory of active pharmaceutical ingredient, intermediates, specific raw materials, components and consumables and finished product forms, together with all work-in-progress and packaging materials, owned by Seller or any of its Affiliates as of the Closing Date.

“Investigator Sponsored Study” means a Clinical Study initiated and conducted, alone or with others, by an investigator who is not an employee of the Parties or AstraZeneca, or by a company, institution or organization other than the Parties or AstraZeneca.

“Law” means any federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule or regulation (including any written advisory comments or formal interpretation or guidance thereunder), directive, policy, order, writ, award, decree, injunction, judgment, stay or restraining order of any Governmental Authority, the terms of any permit, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.

“Lenders” has the meaning set forth in the preamble hereof.

“Liabilities” means liabilities, obligations and commitments, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, due or to become due, or otherwise.

“Licensed Products” has the meaning set forth in Section 1 of the AstraZeneca License Agreement.

“Licensed Territory” has the meaning set forth in Section 1 of the AstraZeneca License Agreement.

“Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, defect in title, charge, or any other Third Party right, license or property interest of any kind, or any conditional sale or other title retention agreement, option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.

“Losses” of any Person shall mean any and all direct or indirect losses, damages, Liabilities, Taxes, costs and expenses incurred by such Person, including interest, penalties and attorneys’ fees and expenses, third party expert and consultant fees and expenses, fines, judgments, awards and financial responsibility for investigation, removal and cleanup costs, natural resource damages, government oversight costs and costs for redesign and rework of software, including any such items incurred in connection with any litigation, demands, causes of action and assessments, in each case on a pre-Tax basis.

“Manufacture” and “Manufacturing” and “Manufactured” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labelling, inspection, shipping and holding of a product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

“Marketing Authorization Application” means an authorization from the applicable Health Authority to place a medicinal product on the market in a country in the Licensed Territory, including an NDA.

“Medical Affairs” means medical personnel, including medical science liaisons, medical field staff and office based medical staff.

“Medical Affairs Activities” means medical grants, medical education programs, activities of medical science liaisons, and Medical Affairs departmental activities with respect to the Product.

“Movantik Escrow Eligible Liabilities” means the Excluded Liabilities set forth in Schedule 1.1.4, which schedule includes for each such Liability the identity of the party to whom such Liabilities are owed, the amount of such Liabilities (to the extent then known), a brief description of each such Liability and the due date for the payment or settling of such Liability.

“NDA” means a New Drug Application (as defined in the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301, et. seq.) or other authorization from the FDA to place a medicinal product on the market in the United States.

“Nektar” means Nektar Therapeutics, a Delaware corporation, or any assignee or successor of Nektar Therapeutics under the Nektar Agreement.

“Nektar Agreement” means the License Agreement by and between AstraZeneca and Nektar, dated September 20, 2009, amended as of August 8, 2013, and as may be further amended from time to time in accordance with Section 8.1 of the AstraZeneca License Agreement.

“Non-Assignable Right” has the meaning set forth in Section 2.6.

“Obligations” has the meaning set forth in the preamble hereof.

“Order” means any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental Authority (in each such case whether preliminary or final).

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

“PDUFA Payment” means a Liability equal to the $[***] for prescription drug user fee related to the Product paid by Seller on November 5, 2022 pursuant to the FDA’s Prescription Drug User Fee Act.

“Permitted Liens” means, collectively, (i) statutory liens for current ad valorem property Taxes not yet due and payable, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, material men and other Liens imposed by law arising or incurred in the ordinary course of business and that are not resulting from any breach, violation or default by Seller or any of its Affiliates of any Contract or applicable Law, (iii) non-exclusive licenses, covenants not to sue, immunities from suit, or such similar permissions or authorizations, granted by Seller or any of its Affiliates in the ordinary course of business and (iv) Liens that will remain outstanding following the Closing in favor of Buyer or its Affiliates.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Authority.

“Post-Approval Commitments” means any clinical or other trials, post-authorization safety or efficacy studies required by any Health Authority as a condition for the grant or maintenance of a Health Registration Approval for a Licensed Product in any country in the Licensed Territory.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Product” means any Licensed Product or any other product comprising or containing any Compound whether as a sole active ingredient or in combination with one or more other active ingredients.

“Purchase Price” means an amount equal to the amount of then-outstanding Obligations (including all principal, interest, Revenue Interest (whether then-outstanding or accruing any time after the date hereof), prepayment premiums and exit fees) as of the Closing Date.

“Purchased Assets” has the meaning set forth in Section 2.2(a).

“Registered IP” has the meaning set forth in Section 3.4(cc).

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals, all correspondence submitted to or received from Health Authorities (including minutes and official contact reports relating to any communications with any Health Authority) and all supporting documents and all clinical studies and tests, relating to any Licensed Products in the Licensed Territory, and all data contained in any of the foregoing, including all INDs, Health Registration Approvals, regulatory drug lists, advertising and promotion documents, adverse event files and complaint files, but excluding the source documentation associated with individual case safety reports.

“Related Documents” means, other than this Agreement, all agreements, certificates and documents signed and delivered by either Party in connection with this Agreement or the transactions contemplated hereby.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, counsel, consultants, accountants, financial advisors and other agents and representatives.

“Revenue Interest” has the meaning set forth in the preamble hereof.

“Revenue Interest Payment Amounts” has the meaning set forth in the preamble hereof.

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble hereof.

“Seller Disclosure Letter” has the meaning set forth in Article III.

“Seller Parent” has the meaning set forth in the preamble hereof.

“Seller’s Knowledge” (and similar phrases) means, with respect to any matter in question, the actual knowledge of Seller’s following officers: Dror Ben-Asher, Micha Ben Chorin, Adi Frish, Rick Scruggs, Steve Thomasian, David Wasserman and June Almenoff, after making due inquiry of their direct reports.

“Seller-Buyer Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 2.4(b)(i).

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Supply Agreement” has the meaning set forth in the Transition Services Agreement.

“Tax” or “Taxes” means all taxes, assessments, duties, levies, imposts or similar fees or charges of any kind, including income, franchise, gross receipts, capital, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, customs, escheat, transfer, stamp, documentary, recapture, withholding (including backup withholding), health, and, in each case, any surcharges, interest, penalties, and additions thereto.

“Tax Return” means all returns (including amended returns), requests for extensions of time, claims for refund, declarations of estimated Tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxing Authority” means any Governmental Authority or any quasi-governmental body exercising Tax regulatory authority.

“Term Loan Facility” has the meaning set forth in the preamble hereof.

“Third Party” means any Person other than: (a) Seller, Seller Parent or Buyer or (b) any Affiliates of Seller, Seller Parent or Buyer.

“Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration rights, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source, origin or quality, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

“Transfer Date” has the meaning set forth in Section 2.6.

“Transfer Taxes” has the meaning set forth in Section 5.2(a).

“Transition Services Agreement” has the meaning set forth in Section 2.4(b)(ii).

Section 1.2.Interpretation. When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule, such reference shall be to a Schedule in the Seller Disclosure Letter. The table of contents and headings contained in this Agreement, any Related Document or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, such Related Document or such Exhibit or Schedule. Whenever the words “include”, “includes” or “including” are used in this Agreement or any Related Document, they shall be deemed to be followed by the words “without limitation”. The word “or,” when used in this Agreement, has the inclusive meaning represented by the phrase “and/or.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to the “date hereof” refer to the date of this Agreement. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. For purposes of this Agreement and the Related Documents, the phrase “made available to Buyer in the data room” and similar expressions in respect of any document or information will be construed for all purposes of this Agreement and the Related Documents as meaning that a copy of such document or information was filed and made available for viewing by Buyer in the electronic data rooms hosted by iDeals VDR in each case no later than three Business Days prior to the date hereof. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means (a) in the case of any statute, such statute and any comparable statute that from time to time replaces such statute by succession, and any rules and regulations promulgated thereunder and (b) in the case of any Contract, such Contract and all amendments, modifications and attachments thereto. References to a Person are also to its permitted successors and assigns.

ARTICLE II

PURCHASE AND SALE

Section 2.1.Purchase and Sale of Purchased Assets; Purchase Price.

(a)Pursuant to the terms and subject to the conditions of this Agreement, at the Closing (or, in the case of the Delayed Transfer Supply Contracts, as of the applicable date of assignment), each of Seller and Seller Parent shall, and shall cause each of its Affiliates owning any of the Purchased Assets to, sell, convey, deliver, transfer and assign to Buyer (or its designated Affiliate), and Buyer (or its designated Affiliate) shall purchase, take delivery of and acquire from Seller (and its Affiliates) all of Seller’s and Seller Parent’s (and their Affiliates’) right, title and interest in, to and under all of the Purchased Assets. Upon the execution and delivery of the Seller-Buyer Bill of Sale, Assignment and Assumption Agreement (and, in the case of the Delayed Transfer Supply Contracts, the applicable Supply Contract Assignment and Assumption Agreement unless terminated pursuant to Section 2.5), title to and, subject to the terms hereof, risk of loss with respect to the Purchased Assets shall pass to the Buyer.

(b)In consideration of the sale, conveyance, delivery, transfer and assignment of the Purchased Assets to Buyer and Seller’s other covenants and obligations hereunder, upon the terms and subject to the conditions hereof:

(i)at the Closing, Buyer, in its capacity as Administrative Agent and on behalf of the Lenders, shall offset the full amount of the Obligations against the Purchase Price, resulting in the full satisfaction and cancellation by the Buyer of the Obligations (including all principal, interest, Revenue Interest (whether then-outstanding or accruing any time after the date hereof), prepayment premiums and exit fees) on the Closing Date; and

(ii)at the Closing, Buyer (or its designated Affiliate) shall assume the Assumed Liabilities in accordance with Section 2.3.

(c)Subject to the terms and conditions of this Agreement, Seller and Buyer intend and agree that the sale, conveyance, delivery, transfer and assignment of the Purchased Assets under this Agreement shall be, and are, a true, complete, absolute and irrevocable sale, conveyance, delivery, transfer and assignment by Seller to the Buyer of all of Seller’s and each of its Affiliates’ right, title and interest in and to the Purchased Assets and that such sale, conveyance, delivery, transfer and assignment shall provide the Buyer with the full benefits of ownership of the Purchased Assets as of the Closing Date or, in the case of the Delayed Transfer Supply Contracts, as of the applicable date of assignment unless terminated pursuant to

Section 2.5. Neither Seller nor the Buyer intends the transactions contemplated hereby to be, or for any purpose (other than for accounting purposes) characterized as, a loan from the Buyer to Seller or a financing transaction, or a borrowing. It is the intention of the Parties that the beneficial interest in and title to the Purchased Assets and any “proceeds” (as such term is defined in the Uniform Commercial Code) thereof shall not be part of Seller’s estate in the event of the filing of a petition by or against Seller in connection with any Bankruptcy Event. Each of Seller and the Buyer hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, conveyance, delivery, transfer and assignment by Seller to the Buyer of all of Seller’s right, title and interest in and to the Purchased Assets under applicable law, which waiver shall, to the maximum extent permitted by applicable law, be enforceable against Seller in any Bankruptcy Event in respect of Seller.

Section 2.2.Purchased Assets; Excluded Assets.

(a)The term “Purchased Assets” means all of Seller’s (and its Affiliates’) right, title and interest in, to and under the following properties and assets (tangible or intangible):

(i)the AstraZeneca Contracts;

(ii)all Business Regulatory Documentation, including, for the avoidance of doubt, original and, if available, electronic copies;

(iii)all Business Intellectual Property;

(iv)all Books and Records, including the Books and Records set forth on Schedule 2.2(a)(iv), and all originals of any tangible embodiments of Business Intellectual Property, including Docket Files; provided, however, that Seller may retain a copy of any such Books and Records to the extent necessary for Tax, regulatory compliance or accounting purposes;

(v)all Inventory exclusively related to the Business, including as set forth on Schedule 2.2(a)(v) (it being understood that Seller shall continue to hold possession of such Inventory to the extent necessary to perform its duties under the Transition Services Agreement);

(vi)the Contracts set forth on Schedule 2.2(a)(vi) (the “Assumed Contracts”), including all rights thereunder;

(vii)all Actions, rights of recovery, and rights of indemnification or setoff against Third Parties and other claims to the extent arising out of or primarily relating to the Business or the Assumed Liabilities and all other intangible property rights that primarily relate to the Business or the Assumed Liabilities;

(viii)all other properties, assets and rights (tangible or intangible) of Seller, Seller Parent and their Affiliates exclusively related to the Business, other than any properties, assets or rights that are addressed by the subject matter of clauses (i) through (vii) of this Section 2.2(a) or clauses (i) through (vii) of Section 2.2(b); and

(ix)any refunds of Prorated Taxes that were allocated to Buyer pursuant to Section 5.2(b).

(b)Buyer acknowledges that the Purchased Assets shall consist only of those assets described in Section 2.2(a) and all other assets of Seller, Seller Parent and their Affiliates are excluded (collectively, the “Excluded Assets”). Notwithstanding anything to the contrary herein, Excluded Assets shall include:

(i)all cash and cash equivalents of Seller;

(ii)all Contracts other than the AstraZeneca Contracts and the Assumed Contracts;

(iii)all rights, claims and credits of Seller to the extent relating to any Excluded Asset or any Excluded Liability;

(iv)all land, buildings, improvements and fixtures thereon owned or leased by Seller;

(v)any refunds for Taxes of Seller relating to the Pre-Closing Tax Period (excluding, for the avoidance of doubt, any refunds with respect to any Prorated Taxes that were allocated to Buyer pursuant to Section 5.2(b));

(vi)all Accounts Receivable; and

(vii)except to the extent included in the Purchased Assets, all other properties, assets, goodwill and rights of Seller of whatever kind and nature, real, personal or mixed, tangible or intangible.

Section 2.3.Assumed Liabilities; Excluded Liabilities.

(a)Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller and Seller Parent shall, and shall cause their Affiliates to, sell, convey, deliver, transfer and assign to Buyer (or its designated Affiliate), and Buyer (or its designated Affiliate) shall assume from Seller, Seller Parent and their applicable Affiliates, the Assumed Liabilities.

(b)Notwithstanding anything in this Agreement or the Related Documents to the contrary, other than the Assumed Liabilities, Buyer shall not be the successor to Seller, Seller Parent or any of their Affiliates, and Buyer expressly does not assume and shall not become liable to pay, perform or discharge, any Liability whatsoever of Seller, Seller Parent or any of their Affiliates, whether or not arising out of or otherwise relating in any way to the Purchased Assets, other than the Assumed Liabilities; it being further understood and agreed that Buyer shall not assume any Liabilities under the AstraZeneca Contracts, the Daiichi Sankyo Termination Agreement (other than the Daiichi Sankyo Payment) or any Assumed Contracts, which Liabilities were accrued and outstanding prior to the Closing, any Excluded Supply Contract Fees or any Liabilities under any Delayed Transfer Supply Contracts prior to the Supply Contract Transfer Date (other than as provided in Schedule 2 to the Transition Services Agreement or any Liabilities incurred in connection with the termination of any Delayed Transfer Supply Contracts that constitute a Terminated Supply Contract). All such Liabilities are referred to herein as the “Excluded Liabilities.” Notwithstanding anything to the contrary in this Agreement, Excluded Liabilities shall include all Liability for Taxes imposed on Seller or any of its Affiliates including (i) any Liability for any Tax of any Person other than Seller or any of its Affiliates for which Seller or any of its Affiliates is liable pursuant to Treasury Regulation Section 1.1502-6 (or any similar state, local or foreign provisions), as a transferee or successor or otherwise by operation of Law, by Contract or otherwise and (ii) any Liability for any Tax resulting from any non-compliance with any bulk sale, transferee or successor Liability or similar provisions relating to any Taxes in connection with the transactions contemplated by this Agreement. Seller and Seller Parent shall, or shall cause their Affiliates to, pay, perform and discharge promptly when due all of the Excluded Liabilities, including when and as described in the Escrow Agreement.

Section 2.4.Closing; Closing Deliverables.

(a)Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place remotely, by exchange of electronic copies of the agreements, documents, certificates and other instruments set forth in this Section 2.4, immediately following the execution and delivery of this Agreement by Buyer and Seller. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)Seller Closing Deliverables. At the Closing:

(i)Seller shall deliver or cause to be delivered to Buyer the Seller-Buyer Bill of Sale, Assignment and Assumption Agreement, in the form of Exhibit A (the “Seller-Buyer Bill of Sale, Assignment and Assumption Agreement”), duly executed by Seller and/or its applicable Affiliates;

(ii)Seller shall deliver or cause to be delivered to Buyer the Transition Services Agreement, in the form of Exhibit B (the “Transition Services Agreement”), duly executed by Seller and/or its applicable Affiliates;

(iii)Seller shall deliver or cause to be delivered to Buyer the Escrow Agreement, in the form of Exhibit C (the “Escrow Agreement”), duly executed by Seller and/or its applicable Affiliates;

(iv)Seller shall make available to Buyer all physical or tangible Purchased Assets where then located;

(v)Seller shall deliver to Buyer the AstraZeneca Consent, the Daiichi Sankyo Notice and any other written consent to assignment in favor of Buyer from the parties opposite the Seller or its Affiliates under the agreements set forth on Schedule 2.4(b)(v) (the “Required Consents”), which consents and notices shall be in a form reasonably acceptable to Buyer;

(vi)Seller shall deliver or cause to be delivered to Buyer the Amendment to Credit Agreement and Collateral Documents, duly executed by Seller and/or its applicable Affiliates;

(vii)Seller shall provide or cause to be provided to Buyer access to all Books and Records, Business Regulatory Documentation and Docket Files that are, in each case, stored in an electronic or digital format in a manner mutually agreed by the Parties; and

(viii)Seller shall provide or cause to be provided to Buyer a duly executed IRS Form W-9 from Seller certifying that Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is exempt from U.S. federal backup withholding.

(c)Buyer Closing Deliverables. At the Closing:

(i)Buyer shall deliver or cause to be delivered to Seller the Amendment to Credit Agreement and Collateral Documents, duly executed by Buyer in its capacity as Administrative Agent on behalf of the Lenders;

(ii)Buyer shall deliver or cause to be delivered to Seller the Seller-Buyer Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer and/or its applicable Affiliates;

(iii)Buyer shall deliver or cause to be delivered to Seller the Transition Services Agreement, duly executed by Buyer and/or its applicable Affiliates;

(iv)Buyer shall deliver or cause to be delivered to Seller the Escrow Agreement, duly executed by Buyer and/or its applicable Affiliates; and

(v)Buyer shall make or cause to be made to AstraZeneca the AstraZeneca Subject Amount Payment using the AstraZeneca Subject Amount.

Section 2.5.Delayed Transfer Supply Contracts. From time to time after the Closing Date as mutually agreed by Seller and Buyer, but, at the latest, on the date that is ninety (90) days after the Closing Date, Seller shall assign to Buyer, and Buyer shall assume from Seller, the Delayed Transfer Supply Contracts pursuant to an assignment and assumption agreement in the form of Exhibit G; provided that at Buyer’s option, solely to the extent permitted under the relevant Delayed Transfer Supply Contracts, Seller shall terminate and not assign one or more of the Delayed Transfer Supply Contracts identified to Seller in a written notice delivered by Buyer to Seller no less than eighty (80) days after the Closing Date (a “Terminated Supply Contract”). Buyer shall be liable for all costs, expenses or other Liabilities incurred in connection with the termination of the Terminated Supply Contracts pursuant to this Section 2.5. The Parties agree and understand that (a) if a Delayed Transfer Supply Contract is terminated or (b) if the assignment of a Delayed Transfer Supply Contract to Buyer is rejected by the party opposite Seller in such Delayed Transfer Supply Contract, in each case solely to the extent arising out of Seller’s attempt to assign such Delayed Transfer Supply Contract to Buyer, then such Delayed Transfer Supply Contract shall not be considered a Terminated Supply Contract or Assumed Contract for purposes of this Agreement and Seller shall be liable for all costs, expenses or other Liabilities incurred in connection with the termination or ongoing performance of such Delayed Transfer Supply Contract (the “Excluded Supply Contract Fees”). Except as provided in this Section 2.5 and Schedule 2 to the Transition Services Agreement, any and all costs, expenses or other Liabilities relating to the Delayed Transfer Supply Contracts shall remain Liabilities of Seller and Excluded Liabilities for purposes of this Agreement until the assignment of such Delayed Transfer Supply Contract to Buyer in accordance with this Section 2.5, after which the Delayed Transfer Supply Contracts shall be deemed Assumed Contracts for purposes of this Agreement (the date of such assignment being the “Supply Contract Transfer Date”). Seller shall have no obligation to amend or otherwise modify any terms of any Delayed Transfer Supply Contracts prior to assigning such Delayed Transfer Supply Contracts to Buyer pursuant to this Section 2.5.

Section 2.6.Third Party Consents. If requested by Buyer, Seller will use commercially reasonable efforts to introduce representatives of Buyer to the counterparties of any Assumed Contract. If the assignment or transfer of any asset included in the Purchased Assets or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, claim, right or benefit, or, upon assignment or transfer, would in any way adversely affect the rights of Seller or, upon transfer, Buyer (each, a “Non-Assignable Right”), then, notwithstanding anything to the contrary in this Agreement or any Related Document, (a) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of the applicable Non-Assignable Right until and unless such consent is obtained (at which point such Non-Assignable Right will be deemed to have been assigned or transferred under this Agreement on such date (the “Transfer Date”)), and, if requested by Buyer, Seller shall use commercially reasonable efforts, at Buyer’s sole cost and expense, to obtain such consent as soon as possible after the Closing; and (b) the Parties shall cooperate in good faith to enter into alternate arrangements to transfer to Buyer substantially all of the practical benefit and burden of such Non-Assignable Right. For the avoidance of doubt, this Section 2.6 shall not apply to the delivery of the Required Consents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER PARENT

Except as (a) set forth in the confidential disclosure letter delivered by Seller to Buyer concurrently with or prior to the execution of this Agreement (the “Seller Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Seller Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent based on the content and context of such disclosure that such information, item or matter is relevant to such other section or subsection; provided that the inclusion of any information in the Seller Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material or is outside the ordinary course of business of Seller) and (b) disclosed in any of the documents filed with or furnished to the SEC by Seller or Seller Parent on or after January 1, 2021 and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system on or before the day that is one Business Day prior to the date of this Agreement (excluding disclosures to the extent predictive, cautionary or forward-looking in nature), Seller and Seller Parent represent and warrant to Buyer as set forth in this Article III:

Section 3.1.Organization, Standing and Power.

(a)Seller is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to be in good standing or have such power or authority, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Business or the Purchased Assets. Seller and each of its Affiliates is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not been and would not reasonably be expected to be material and adverse to the Business or the Purchased Assets.

(b)Seller Parent is a company, duly organized, validly existing and in good standing under the laws of Israel, and has all requisite corporate power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to be in good standing or have such power or authority, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Business or the Purchased Assets. Seller Parent and each of its Affiliates is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not been and would not reasonably be expected to be material and adverse to the Business or the Purchased Assets.

Section 3.2.Authority; Noncontravention. (a) Each of Seller and Seller Parent has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Documents by each of Seller and Seller Parent and the consummation by Seller and Seller Parent of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Seller and Seller Parent, as applicable, and no other corporate proceedings on the part of Seller or Seller Parent or any of their Affiliates are necessary to authorize this Agreement, the Related Documents or to consummate the Contemplated Transactions. Each of this Agreement and the Related Documents has been duly executed and delivered by each of Seller and Seller Parent and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller and Seller Parent, enforceable against each of Seller and Seller Parent in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

(b)The execution and delivery of this Agreement and the Related Documents by Seller and Seller Parent do not, and the consummation of the Contemplated Transactions and compliance by Seller and Seller Parent with the provisions of this Agreement and the Related Documents will not, conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or require the consent of the equityholders of Seller or Seller Parent or result in the creation of any Lien in or upon the Purchased Assets under, (i) Seller’s or Seller Parent’s certificate of incorporation and bylaws, (ii) any Contract to which Seller, Seller Parent or any of their Affiliates is a party or to which any of the Purchased Assets are subject or (iii) any (A) statute, ordinance, rule, regulation or other Law applicable to Seller, Seller Parent or any of their Affiliates, the Business or the Purchased Assets or (B) Order applicable to Seller, Seller Parent or any of their Affiliates, the Business or the Purchased Assets, except in the cases of clauses (ii) and (iii), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of a Lien, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to the Business or the Purchased Assets, or that would not reasonably be expected to prevent, materially impede or materially delay the consummation by Seller or Seller Parent of the Contemplated Transactions.

(c)No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority (each, a “Governmental Consent”) is required by or with respect to Seller, Seller Parent or any of their Affiliates or the Business in connection with the execution and delivery of this Agreement or any Related Document by Seller and Seller Parent, the transfer of the Purchased Assets to Buyer or the consummation of the Contemplated Transactions, except for compliance with the applicable requirements of the Exchange Act, other than such other consents, approvals, orders or authorizations, actions, registrations, declarations or filings that if not made, obtained or given, would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business or the Purchased Assets or prevent, materially impede or materially delay the consummation by Seller or Seller Parent of the Contemplated Transactions.

Section 3.3.Title; Encumbrances.  Seller has good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets free and clear of all Liens (other than Permitted Liens), and has the right to sell, assign, transfer and deliver to Buyer, as applicable, the Purchased Assets.  At the Closing, Buyer will acquire from Seller good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets (other than the Delayed Transfer Supply Contracts, which shall be assigned to Buyer after the Closing pursuant to Section 2.5), free and clear of all Liens (other than Permitted Liens).

Section 3.4.Intellectual Property; AstraZeneca License Agreement.

(a)[***]: (i) AstraZeneca controls the Existing Patents, in accordance with the terms of the Nektar Agreement, has the right to grant the licenses and sublicenses specified in the AstraZeneca License Agreement, has not subjected such rights to any encumbrances, liens, or claims of ownership, in each case that are inconsistent with the licenses granted in Section 2.1 of the AstraZeneca License Agreement; and (ii) such rights are not subject to any encumbrances, liens or claims of ownership, in each case that are inconsistent with the licenses granted in

Section 2.1 of the AstraZeneca License Agreement. Neither Seller nor, [***], AstraZeneca nor Nektar, has disposed of any AstraZeneca Patents (as defined in the AstraZeneca License Agreement) or AstraZeneca Know-How (as defined in the AstraZeneca License Agreement) or waived, released, granted, licensed or transferred any right, title or interest in or to any such AstraZeneca Patents (as defined in the AstraZeneca License Agreement) or AstraZeneca Know-How (as defined in the AstraZeneca License Agreement) in any manner that would [***] granted in, Section 2.1 of the AstraZeneca License Agreement.

(b)Except with respect to the Aether Litigation, Seller has not, and [***] AstraZeneca has not, received any written claim or demand alleging that the Development or Commercialization of the Current Product in the Licensed Territory [***] any Patent owned by any Third Party and, [***], Buyer’s Exploitation of the Licensed Product in the Licensed Territory, using the Regulatory Documentation, the Existing Patents, the AstraZeneca Know-How (as defined in the AstraZeneca License Agreement) and the owned Business Intellectual Property as contemplated under this Agreement and the Related Documents will not [***] any Patent or [***] any proprietary right of any Third Party.

(c)[***], no Person is [***] or [***] the Existing Patents in the Licensed Territory.

(d)The Post-Approval Commitments listed on Schedule 3.4(d) are the only Post-Approval Commitments.

(e)[***], the Investigator Sponsored Studies listed on Schedule 3.4(e) are the only current Investigator Sponsored Studies related to the Licensed Products in the Licensed Territory.

(f)[***], the Nektar Agreement constitutes a legal, valid and binding agreement of AstraZeneca and Nektar, enforceable against AstraZeneca and Nektar, in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered in a proceeding at law or equity).

(g)[***], (A) AstraZeneca is not in material breach of or material default under the Nektar Agreement and there are no grounds (with or without the lapse of time or the giving of notice, or both) sufficient to enable Nektar to terminate the Nektar Agreement in its entirety or with respect to any country in the Licensed Territory, (B) AstraZeneca has not received any claim, threat or other notice from Nektar alleging that AstraZeneca is in breach of the Nektar Agreement or threatening to terminate or repudiate the Nektar Agreement, (C) there are not and have not at any time been any Disputes (as defined under the Nektar Agreement) between AstraZeneca and Nektar, whether or not the subject of arbitration under the Nektar Agreement, (D) AstraZeneca has taken all reasonable steps to ensure the continued performance of its obligations under and in accordance with the Nektar Agreement, and (E) no event or circumstance has occurred or is reasonably likely to occur that (with or without the lapse of time or the giving of notice, or both) would constitute a material breach of or material default under the Nektar Agreement or that otherwise result in, cause or permit the termination thereof.

(h)[***], since [***], Nektar has not at any time been and is not currently (in each case with or without the lapse of time or the giving of notice, or both) in material breach of or material default under the Nektar Agreement and there are no grounds for AstraZeneca to terminate the Nektar Agreement or any Nektar Ancillary Agreement in its entirety or with respect to any country in the Licensed Territory.

(i)[***], there are no active discussions or negotiations between AstraZeneca or any of its Affiliates, on the one hand, and any counterparty to the Nektar Agreement, on the other hand, the purpose of which is to modify the Nektar Agreement.

(j)[***], (i) AstraZeneca has elected that [***] for purposes of the Nektar Agreement and (ii) the territories of the Existing Partner Agreements (as defined in the AstraZeneca License Agreement) cover the entirety of the AstraZeneca Territory (as defined in the AstraZeneca License Agreement).

(k)No Person has asserted in writing that any of the Patents listed in the Orange Book for the Current Product as of the date hereof are [***]. [***], the Patents listed in the Orange Book as of the date hereof for the Current Product are valid and enforceable.

(l)[***], the information contained in the approved product labeling for the Current Product and in the NDA for the Current Product represents, in all material respects, an accurate reflection of the safety and efficacy profile of the Current Product.

(m)All material information and documents in Seller’s [***] relating to the Compound, the Licensed Products and the Exploitation thereof in the Licensed Territory have been disclosed to Buyer.

(n)(i) There are no material agreements, arrangements or understandings between (A) Seller or any of its Affiliates and Nektar or any of its Affiliates or (B) [***], AstraZeneca or any of its Affiliates and Nektar or any of its Affiliates, in each case relating to the Licensed Product, and (ii) [***], AstraZeneca has not assigned or transferred to any of its Affiliates any of its rights or obligations under the Nektar Agreement.

(o)[***], AstraZeneca has not previously assigned, transferred, conveyed, or granted any license or other rights to its rights, title and interest in the Existing Patents, AstraZeneca Know-How (as defined in the AstraZeneca License Agreement) or Regulatory Documentation that would in any way [***] granted to Seller under the AstraZeneca License Agreement.

(p)Since [***], neither Seller nor any of its Affiliates or contractors have had any liability arising out of (i) any injury to individuals or property as a result of ownership, possession or use of any Licensed Product manufactured, sold, developed or delivered by Seller or any of its Affiliates or contractors or (ii) the Exploitation of the Licensed Products, other than pursuant to the AstraZeneca Contracts.

(q)To the extent related to the Licensed Product, Seller is in GCP, GMP and GLP compliance, as those terms are defined by the applicable Health Authorities, and practices the Current Good Manufacturing Practices.

(r)The AstraZeneca Contracts, together with the Assumed Contracts, the services provided under the Transition Services Agreement and the owned Business Intellectual Property, constitute substantially all of the rights in, to and under Intellectual Property Rights and rights in, to and under Patents (i) utilized by Seller and its Affiliates for the Exploitation of the Licensed Products in the Licensed Territory in the [***]-month period prior to the date hereof, and (ii) required to permit Seller to Exploit the Licensed Products and the API in the Licensed Territory as presently Exploited and as otherwise contemplated by this Agreement and the Transition Services Agreement.

(s)[***], no Generic Product (as defined in the AstraZeneca License Agreement) has been sold or authorized for sale by any Health Authority or other regulatory authority in any country in the Licensed Territory, and, [***], there are no pending or threatened (i) allegations, oppositions, certifications, notices or filings, including ANDA actions, claiming that [***] are invalid or unenforceable or (ii) other Actions with respect to Seller’s Regulatory Exclusivity (as defined in the AstraZeneca License Agreement) with respect to the Licensed Products in any country in the Licensed Territory, and no Third Party has sought any Marketing Authorization Application with respect to any Generic Product (as defined in the AstraZeneca License Agreement) in any country in the Licensed Territory.

(t)Since [***] and until the [***] (i) Seller, its Affiliates and to its contractors have Exploited the Licensed Products in the Licensed Territory and otherwise performed their obligations under the AstraZeneca Contracts and the Assumed Contracts [***] in substantially the same manner as previously Exploited, there has been no material adverse change in the Exploitation of the Licensed Products in the Licensed Territory or, [***], the relationship between Seller and AstraZeneca or the relationship between AstraZeneca and Nektar in connection with the Nektar Agreement and the Nektar Ancillary Agreements (as defined in the AstraZeneca License Agreement), (ii) Seller, its Affiliates and, [***], each of AstraZeneca, Nektar and their respective Affiliates, partners and contractors have conducted, their research and development (if any) with respect to the Licensed Products [***] and (iii) Seller and its Affiliates and contractors (A) have sold Licensed Products in the Licensed Territory to wholesalers or distributors only and in amounts that are generally consistent with past sales by Seller and its Affiliates to their wholesale and distributor customers during comparable periods (which, for the avoidance of doubt, shall take into account any seasonality, cyclicality and other market conditions), and as of the date hereof, the levels of inventory of Licensed Products in distributor or wholesaler channels in the Licensed Territory are generally consistent with past levels of inventory such during comparable periods; (B) have donated Licensed Products to non-profit or charitable organizations in the Licensed Territory only in amounts (if any) that are generally consistent with past Licensed Product donations by Seller and its Affiliates to non-profit or charitable organizations in the Licensed Territory during comparable periods, or otherwise to avoid obsolescence of inventory of Licensed Products; and (C) have not engaged in any practice in the Licensed Territory with the intent of increasing the levels of inventory of the Licensed Products in the distributor or wholesaler channels [***] or in anticipation of entering into this Agreement or any similar transactions with respect to Licensed Products.

(u)Seller has not received any notices, nor, [***], are any such notices threatened, from any Health Authorities regarding new Post-Approval Commitments related to the Licensed Products.

(v)[***], since [***], Nektar has neither asked AstraZeneca in writing about AstraZeneca’s development of, nor requested or directed in writing that AstraZeneca further develop, an Opioid Combination Product (as defined in the AstraZeneca License Agreement).

(w)[***], since [***], Nektar has not requested or directed AstraZeneca in writing to commercialize the Licensed Products inside the Licensed Territory other than in the United States.

(x)[***], since [***], no Person has asserted in writing to AstraZeneca that they intend to institute any inter partes review proceedings or post-grant review proceedings challenging U.S. Patent No. 9,012,469.

(y)[***], since [***], Seller has not received written communications asserting that the Licensed Product in the form currently sold [***] any Third Party Intellectual Property Rights other than Trademarks.

(z)[***], the Existing Patents are all the Patents controlled by Seller in the Licensed Territory that are necessary or used for the Exploitation of the Compound or the Licensed Product as currently Exploited by Seller.

(aa)[***], the Existing Product Trademarks include all the Trademarks with respect to the Licensed Product that are necessary or used in connection with Commercialization of the Licensed Product [***].

(bb)[***], AstraZeneca, is Exploiting any Reserved Products (as defined in the Nektar Agreement).

(cc)Schedule 3.4(cc) sets forth, as of the date hereof, a complete and accurate list of all registrations or applications for registration, as applicable, of Patents (which list specifically identifies all Patent registrations and Patent applications solely and exclusively owned by Seller and its Affiliates), Trademarks and copyrights that, in each case, are owned by Seller and its Affiliates and exclusively related to the Business (“Registered IP”).

Section 3.5.Assumed Contracts.

(a)There are no Contracts, other than the AstraZeneca Contracts and Assumed Contracts, (i) to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates is bound, in either case, that (A) were entered into in connection with the Business or (B) are exclusively related to the Business or (ii) to which any of the Purchased Assets are subject.

(b)Seller has made available to Buyer true, accurate and complete copies of the AstraZeneca Contracts, Assumed Contracts and any Contracts listed on Schedule 3.5(a), including all amendments, modifications and waivers relating thereto. The AstraZeneca Contracts and Assumed Contracts are legal, valid and binding agreements of Seller or an Affiliate of Seller and are in full force and effect and are enforceable against Seller or its applicable Affiliate and, to Seller’s Knowledge, each other party thereto, in accordance with their terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies. Seller or its applicable Affiliate has performed all material obligations required to be performed by it to date under the AstraZeneca Contracts and Assumed Contracts, and neither Seller nor its applicable Affiliate is or will be (with or without notice or lapse of time, or both) in breach or default in any respect thereunder and, to Seller’s Knowledge, no other party to any AstraZeneca Contract or Assumed Contract is or will be (with or without notice or lapse of time, or both) in breach or default in any respect thereunder. Neither Seller nor any of its Affiliates has received any written notice of a party’s intention to terminate any AstraZeneca Contract or Assumed Contract or of any written claim of breach with respect to the performance of Seller’s (or its applicable Affiliate’s) obligations under any AstraZeneca Contract or Assumed Contract. There are no active discussions or negotiations between Seller or any of its Affiliates, on the one hand, and any counterparty to any AstraZeneca Contract or Assumed Contract, on the other hand, the purpose of which is to modify any such agreement.

Section 3.6.Regulatory Matters.

(a)Schedule 3.6(a) sets forth as of the date hereof a true and complete list of all Business Health Registration Approvals. To Seller’s Knowledge, (i) the Business Health Registration Approvals include all material Health Registration Approvals that are required for the Business or the Purchased Assets, (ii) Seller or one of its Affiliates is the sole and exclusive owner of all of the Business Health Registration Approvals and none of the Business Health Registration Approvals have been sold, conveyed, delivered, transferred or assigned to another party and (iii) each such Business Health Registration Approval (A) has, to Seller’s Knowledge, been validly issued or acknowledged by the appropriate Governmental Authority and is in full force and effect and (B) is transferable to Buyer.

(b)Since March 31, 2020, Seller and its Affiliates have not directly or indirectly received any written or oral communication (including any warning letter, untitled letter, Form FDA 483 or similar notice) from any Governmental Authority, and to Seller’s Knowledge there are no material Actions related to the Business or the Purchased Assets pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case (i) relating to, arising under or alleging that Seller, any of its Affiliates or any of its or their officers, employees or agents is not currently in compliance with, any Law administered or issued by any Governmental Authority or (ii) regarding any debarment action or investigation in respect of Seller, any of its Affiliates or any of its or their officers, employees or agents undertaken pursuant to 21 U.S.C. Section 335a, or any similar regulation of a Governmental Authority. There are no pending voluntary or involuntary destruction orders, seizures or other regulatory enforcement actions related to the Business or the Purchased Assets and, to Seller’s Knowledge, no Business Data relating to the Compounds or the Products that has been made public is the subject of any regulatory or other Action, either pending or threatened, by any Governmental Authority relating to the truthfulness or scientific adequacy of such Business Data. Seller has made available to Buyer prior to the date hereof unredacted copies of all material correspondence between the Seller and its Affiliates, on the one hand, and the FDA or any other Governmental Authority, on the other hand, including minutes and contact reports relating to any communications with any Governmental Authority.

(c)Neither the Seller, its Affiliates nor any officer, employee, or, to Seller’s Knowledge, agent of Seller or its Affiliates, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991). None of Seller, its Affiliates, any officer, employee nor, to Seller’s Knowledge, agent of Seller or its Affiliates has been convicted of any crime or engaged in any conduct for which debarment is mandated by or authorized by 21 U.S.C. Section 335a or any similar applicable Laws. None of Seller, its Affiliates, any officer, employee nor, to Seller’s Knowledge, agent of Seller or its Affiliates has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Laws.

(d)Seller and its Affiliates are, and, since March 31, 2020, have been, in compliance in all material respects with: (i) laws, regulations and guidance pertaining to state and federal Anti-Kickback Statutes (42 U.S.C. §§ 1320a-7b(b), et seq. and their implementing regulations) and the related Safe Harbor Statutes; (ii) laws, regulations and guidance pertaining to submission of false claims to governmental or private health care payors (31 U.S.C. §§ 3729, et seq. and its implementing regulations); and (iii) state laws and federal laws and regulations relating to providing and reporting of payments to health care professionals or health care entities.

(e)None of Seller or any of its Affiliates is a “covered entity” or a “business associate” pursuant to the Health Insurance Portability and Accountability Act of 1996 (as those terms are defined in 45 C.F.R. §160.103). Seller and its Affiliates have complied in all material respects with all other applicable Laws relating to the privacy and security of individually identifiable information, including the Federal Trade Commission Act, the Children’s Online Privacy Protection Act (COPPA), and similar Laws in any foreign jurisdiction in which Seller or any of its Affiliates does business.

Section 3.7.Sufficiency of Assets.

(a)The Purchased Assets constitute all of the properties, interests, assets and rights of Seller or any of its Affiliates exclusively related to the Business.

(b)Except for services and other rights that are to be made available pursuant to the Transition Services Agreement, including the Supply Agreement, the Purchased Assets constitute rights, property and assets sufficient to operate the Business as currently conducted in all material respects.

Section 3.8.No Proceeding.  There is no Action pending or, to Seller’s Knowledge, threatened, against Seller or any of its Affiliates before or by any Governmental Authority, involving the Purchased Assets or Product.

Section 3.9.Tax Matters.

(a)All income and other material Tax Returns required to have been filed by Seller for any Pre-Closing Tax Period have been filed when due in accordance with all applicable Laws. Each such Tax Return is complete and accurate in all material respects.

(b)All Taxes of Seller required to have been paid have been duly and timely paid in accordance with all applicable Laws, and Seller has complied in all material respects with all of its Tax withholding obligations.

(c)There are no Liens for Taxes on the Purchased Assets, except for Permitted Liens.

(d)There is no current, pending, proposed, or to Seller’s Knowledge, threatened audit, examination, contest, litigation or other proceeding by, or any assessment or claim by, any Taxing Authority with respect to Seller.

(e)[reserved].

(f)Seller is not a party to any Tax indemnity, Tax allocation or sharing agreement or other agreement requiring Seller to assume responsibility for, or reimburse another Person for, any Taxes other than any such agreement that is part of a larger agreement not primarily related to Taxes and that does not involve the acquisition or disposition of any assets or entities (other than acquisitions or dispositions of inventory in the ordinary course of business).

(g)Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(h)No Purchased Asset directly or indirectly secured any indebtedness, the interest of which is tax-exempt under Section 103(a) of the Code, and Seller is not directly or indirectly an obligor or a guarantor with respect to any such indebtedness.

(i)Seller does not have any actual or potential liability for any Tax of any other Person (A) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or (B) as a transferee or successor or otherwise by operation of Law.

(j)Seller has not been a party to, or promoter of, any “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

For the avoidance of doubt, none of the representations in this Section 3.9, other than the representations in Sections 3.9(f), (h) and (i), is intended to address, or give rise to any claim in respect of, any Taxes of Buyer with respect to any Post-Closing Tax Period.

Section 3.10.No Other Representations and Warranties. (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, NONE OF SELLER, SELLER PARENT OR ANY OTHER PERSON HAS MADE OR

MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, AT COMMON LAW OR OTHERWISE, WITH RESPECT TO SELLER, SELLER PARENT OR THE PURCHASED ASSETS; AND (B) NONE OF SELLER, SELLER PARENT THE BUSINESS OR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, AT COMMON LAW OR OTHERWISE, AS TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO BUYER AND ITS REPRESENTATIVES BY OR ON BEHALF OF SELLER AND SELLER PARENT AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN THE DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE CONTEMPLATED TRANSACTIONS. SELLER AND SELLER PARENT EACH ACKNOWLEDGES AND AGREES THAT NONE OF BUYER OR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, AT COMMON LAW OR OTHERWISE, WITH RESPECT TO BUYER EXCEPT AS SET FORTH IN THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as set forth in this Article IV.

Section 4.1.Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted, except where the failure to be in good standing or have such power or authority, individually or in the aggregate, would not reasonably be expected to be material and adverse to Buyer, taken as a whole, or would not reasonably be expected to prevent, materially impede or materially delay the consummation by Buyer of the Contemplated Transactions. Buyer is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not been and would not reasonably be expected to have a material adverse effect on Buyer or would not reasonably be expected to prevent, materially impede or materially delay the consummation by Buyer of the Contemplated Transactions (including Buyer’s offset the full amount of the Obligations against the Purchase Price pursuant to Section 2.1(b)(i)).

Section 4.2.Authority; Noncontravention. (a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Related Documents by Buyer and the consummation by Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, the Related Documents or to consummate the Contemplated Transactions. Each of this Agreement and the Related Documents has been duly executed and delivered by Buyer (or an Affiliate thereof) and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer (or an Affiliate thereof), enforceable against Buyer (or an Affiliate thereof) in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

(b)The execution and delivery of this Agreement and the Related Documents by Buyer do not, and the consummation of the Contemplated Transactions and compliance by Buyer with the provisions of this Agreement and the Related Documents will not, conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Buyer under (i) the certificate of formation or bylaws of Buyer, (ii) any Contract to which Buyer or any of its Affiliates is a party or to which any of its respective properties or other assets is subject, or (iii) any (A) statute, ordinance, rule, regulation or other Law applicable to Buyer or its properties or other assets or (B) Order applicable to Buyer, any of its Affiliates or its properties or other assets, except in the cases of clauses (ii) and (iii), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of a Lien, individually or in the aggregate, would not reasonably be expected to prevent, materially impede or materially delay the consummation by Buyer of the Contemplated Transactions (including Buyer’s offset the full amount of the Obligations against the Purchase Price pursuant to Section 2.1(b)(i)).

(c)No Governmental Consent is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any Related Document by Buyer or the consummation by Buyer of the Contemplated Transactions, other than such other consents, approvals, orders or authorizations, actions, registrations, declarations or filings that if not made, obtained or given, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer or prevent, materially impede or materially delay the consummation by Buyer of the Contemplated Transactions.

Section 4.3.Independent Investigation. Buyer agrees that, notwithstanding anything herein to the contrary, they have not been induced by, have not relied, and expressly disclaim any reliance upon any representations or warranties, whether written or oral, express or implied, made by Seller or Seller Parent (or their Affiliates or Representatives) that are not expressly set forth in Article III (as modified by the Seller Disclosure Letter) or in any ancillary documents and any certificate or other writing delivered pursuant hereto. Buyer acknowledges that it has (a) conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, (b) been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller, Seller Parent and their Affiliates for such purpose, and (c) made its own independent judgment concerning Seller, Seller Parent the Business the Purchased Assets and the Contemplated Transactions and, in making its determination to proceed with the Contemplated Transactions, Buyer has relied on the results of its own independent investigation and independent judgment.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1.Confidentiality. From and after the Closing, Seller will, and will cause its Affiliates and its and their Representatives, to keep confidential, not disclose to any Person and not use any non-public, confidential or proprietary information in its possession, under its control or to which it has access relating to the Business for purposes other than (x) in connection with any audit or investigation of, insurance claims by, Actions or disputes involving, or governmental investigations of, Seller or its Affiliates, but excluding any dispute between the Seller or any of its Affiliates on the one hand, and Buyer or any of its Affiliates, on the other hand, (y) preparing reports to equityholders, creditors and Governmental Authorities regarding the financial performance of Seller or its Affiliates or as otherwise required by applicable Law and (z) in connection with the Contemplated Transactions, including providing services under the Transition Services Agreement. The obligations of Seller under this Section 5.1 shall not apply to information to the extent such information (i) becomes generally available to the public without breach of Seller’s obligations under Section 5.1 or this Section 5.1 or (ii) is required to be disclosed by Law or any Order; provided, however, that in the case of the foregoing clause (ii), to the extent not prohibited by such Law or Order, Seller shall notify Buyer as early in advance of such disclosure as is practicable to allow Buyer to take appropriate measures (and Seller shall reasonably cooperate, at the expense of Buyer, in the taking of such measures) to preserve the confidentiality of such information.

Section 5.2.Certain Tax Matters.

(a)Transfer Taxes. All recordation, transfer, documentary, excise, sales , value added, use, registration, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied on the sale of the Purchased Assets pursuant to this Agreement, the Related Documents and/or the Contemplated Transactions (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. The Party responsible under applicable Law for filing the Tax Return with respect any Transfer Tax shall prepare and timely file any such Tax Return and promptly provide a copy of such Tax Return to the other Party. Seller and Buyer shall, and shall cause their respective Affiliates to, use reasonable best efforts to cooperate to timely prepare and file any Tax Returns or other filings relating to Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

(b)Allocation of Ad Valorem Property Taxes. All ad valorem property Taxes imposed with respect to any Purchased Asset for a Straddle Period (collectively, the “Prorated Taxes”) shall be prorated between Seller, on the one hand, and Buyer, on the other hand, based on the number of days in such Straddle Period included in the applicable Pre-Closing Tax Period and the number of days included in the applicable Post-Closing Tax Period.

(c)Cooperation and Exchange of Information. Each of Seller and Buyer shall, and shall cause their respective Affiliates to, (i) provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or Action relating to Liability for

Taxes in connection with the Purchased Assets, (ii) provide the other with any records or other information in its possession that may reasonably be relevant to any Tax Return, audit or examination, Action or determination of the other Party and (iii) provide the other with any final determination of any such audit or examination, Action or determination that affects any amount required to be shown on any Tax Return of the other for any period.

Section 5.3.Public Announcements. Neither Buyer nor Seller, nor any Affiliate of either Party, shall issue any press release or otherwise make any public statement with respect to the provisions of this Agreement or the Contemplated Transactions without the prior written consent of the other Party. Notwithstanding anything to the contrary in this Agreement or any Related Document, either Party may issue a press release or make a public statement with respect to the Contemplated Transactions without the consent of the other Party as may be required by Law or the rules and regulations of any applicable securities exchange or market. If any Party proposes to issue a press release or make a public statement with respect to the Contemplated Transactions pursuant to this Section 5.3, it will provide copies of such press release or public statement to the other Party before such press release or public statement is made, unless this would be in breach of any Law or the rules and regulations of any applicable securities exchange or market, in which case a copy of such press release or public statement will be provided to the other Party as soon as reasonably practicable or in accordance with such Law, rules or regulations.

Section 5.4.Regulatory Matters.

(a)Transfer of Business Health Registration Approvals. At the Closing, Seller shall, and shall cause its Affiliates (as applicable) to, transfer the exclusive benefit of the Business Health Registration Approvals to Buyer free of all Liens on the terms and conditions set forth in this Section 5.4. As soon as practicable following the Closing Date but in any event no later than the date specified in the Transition Services Agreement, the Parties shall (or shall cause their applicable Affiliate to) make such notifications or filings with applicable Governmental Authorities, including IND transfer letters submitted to the FDA, as may be necessary to effect the transfer of each of the Business Health Registration Approvals to Buyer.

(b)Buyer Responsibilities. Subject to the provisions of Section 5.4(a) and the AstraZeneca License Agreement, after the Closing Date, Buyer (on behalf of Seller or its Affiliate to the extent required under applicable Law), at Buyer’s cost and expense, shall be solely responsible (subject to Seller’s obligations set forth in clause (c) below) and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Authority required by Law in respect of the Business Health Registration Approvals, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental Authority; (ii) investigating all complaints and reports of adverse drug experiences with respect to the Compounds or the Product pursuant to such Business Health Registration Approvals (whether Exploited before or after transfer of such Business Health Registration Approvals); and (iii) fulfilling all other applicable legal and regulatory obligations of a holder of each Business Health Registration Approval.

(c)Complaints. After the Closing Date, Seller shall notify Buyer within 72 hours (or such shorter period required by Law) if Seller or any of its Affiliates receives a complaint or a report of an adverse drug experience with respect to the Compounds or the Product. In addition, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to assist Buyer (and Buyer shall reimburse Seller its reasonable expenses incurred in connection therewith) in connection with the investigation of and response to any complaint or adverse drug experience report related to the Compounds or the Product.

(d)Cooperation. Seller shall use commercially reasonable efforts to, and shall cause its Affiliates to use commercially reasonable efforts to, cooperate with Buyer in supplying information or assistance in Buyer’s fulfillment of its obligations under this Section 5.4.

Section 5.5.Expenses. Except as expressly set forth herein, each of Seller and Buyer shall bear its own costs and expenses incurred in connection with this Agreement and the Contemplated Transactions.

Section 5.6.Further Assurances.

(a)Seller shall, and shall cause its Affiliates to, at any time and from time to time after the Closing Date, upon the reasonable request of Buyer, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the transferring, conveying, assigning and assuring to Buyer, or for the aiding and assisting in the reducing to possession by Buyer of, any of the Purchased Assets, or for otherwise carrying out the purposes of this Agreement and the Related Documents and the consummation of the Contemplated Transactions.

(b)Subject to, and without altering the rights and obligations set forth in, Section 2.6, for a period of twelve months from and after the Closing Date, if either Buyer or Seller becomes aware that any of the Purchased Assets have not been transferred to Buyer or that any of the Excluded Assets have been transferred to Buyer, it shall promptly notify the other and the Parties hereto shall, as promptly as reasonably practicable, use commercially reasonable efforts to ensure such assets are transferred to the correct owner, with any necessary Third Party consents.

Section 5.7.Post-Closing Access.

(a)For a period of seven (7) years from the Closing Date, Buyer agrees that it will, and will cause its Affiliates to, preserve and keep the books of accounts and financial and other records held by Buyer relating to the operation of the Business (including accountants’ work papers) solely with respect to the periods prior to and including the Closing. During such period, Buyer shall upon reasonable notice afford Seller or its Representatives reasonable access, at Seller’s sole expense, during normal business hours, to such books and records, in each case to the extent necessary (i) in connection with any audit or investigation of, insurance claims by, Actions or disputes involving, or governmental investigations of, Seller or any of its Affiliates, (ii) in order to enable the Seller or Seller Parent to comply with its obligations under this Agreement, any of the other Related Documents and each other agreement, document or instrument contemplated hereby or thereby or (iii) for any other reasonable business purpose relating to the Seller, Seller Parent or any of their respective Affiliates, but excluding, in each case, any dispute between the Seller, Seller Parent or any of their Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, except as would be required by applicable Law or Order, civil process or applicable discovery rules. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to disclose any information to Seller or its Representatives under this Section 5.7(a) (A) in connection with any dispute or Action between the parties with respect to this Agreement and/or any Related Documents (other than as may be required by any court of competent jurisdiction in connection with any such Action), or (B) if such disclosure would, as determined in Buyer’s reasonable discretion, (x) jeopardize any attorney-client or other legal privilege or (y) contravene any applicable Law, fiduciary duty or binding agreement (provided, in each case, Buyer will use commercially reasonable efforts to provide such information in a manner that does not result in the loss or impairment of such privilege). All information received pursuant to this Section 5.7(a) shall be subject to Section 5.1.

(b)For a period of seven (7) years from the Closing Date, Seller agrees that it will, and will cause its Affiliates to, preserve and keep the books of accounts and financial and other records held by Seller relating to the operation of the Business (including accountants’ work papers) solely with respect to the periods prior to and including the Closing. During such period, Seller shall upon reasonable notice afford Buyer or its Representatives reasonable access, at Buyer’s sole expense, during normal business hours, to such books and records in each case to the extent necessary (i) in connection with any audit or investigation of, insurance claims by, Actions or disputes involving, or governmental investigations of, Buyer or any of its Affiliates, (ii) in order to enable Buyer to comply with its obligations under this Agreement, any of the other Related Documents and each other agreement, document or instrument contemplated hereby or thereby or (iii) for any other reasonable business purpose relating to Buyer or any of its Affiliates, but excluding, in each case, any dispute between Seller, Seller Parent or any of their Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, except as would be required by applicable Law or Order, civil process or applicable discovery rules. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer or its Representatives under this Section 5.7(b) (A) in connection with any dispute or Action between the parties with respect to this Agreement and/or any Related Documents (other than as may be required by any court of competent jurisdiction in connection with any such Action), or (B) if such disclosure would, as determined in Seller’s reasonable discretion, (x) jeopardize any attorney-client or other legal privilege or (y) contravene any applicable Law, fiduciary duty or binding agreement (provided, in each case, Seller will use commercially reasonable efforts to provide such information in a manner that does not result in the loss or impairment of such privilege). All information received pursuant to this Section 5.7(b) shall be subject to Section 5.1.

Section 5.8.Business Financial Statements. If reasonably requested by Buyer following the Closing, the Seller and Seller Parent shall use commercially reasonable efforts to assist Buyer and its Representatives in the preparation of pre-Closing historical financial statements (including audited financial statements) related to the Business (the “Business Financial Statements”). In the event that Buyer requests the assistance of Seller and Seller Parent in connection with the preparation of the Business Financial Statements under this Section 5.8, Buyer shall bear Seller’s and Seller Parent’s reasonable costs and expenses incurred in the preparation of the Business Financial Statements.

ARTICLE VI

INDEMNIFICATION

Section 6.1.General Survival of Seller Representations.

(a)The representations and warranties made by the Seller and Seller Parent in this Agreement and in any certificate delivered by the Seller and Seller Parent pursuant to, or in connection with, this Agreement shall survive the Closing and shall expire on the twelve (12) month anniversary of the Closing Date and any covenant or agreement of Seller or Seller Parent in this Agreement that (i) by its terms contemplates performance thereof at or prior to the Closing shall survive the Closing and shall expire on the twelve (12) month anniversary of the Closing Date and (ii) by its terms contemplates performance thereof following Closing shall survive until fully performed and in accordance with its terms; provided, however, that the survival period for any indemnifiable claims alleging breach of the Fundamental Representations shall expire on the thirty-six (36) month anniversary of the Closing Date; provided, further, however, that if, at any time prior to such expiration, any Buyer Indemnitee delivers to the Seller a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Seller or Seller Parent and asserting a claim for recovery under Section based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

(b)Notwithstanding anything to the contrary contained in Section 6.1(a), the limitations set forth in Section 6.1(a) shall not apply in the case of claims based upon Fraud or breaches for which specific performance is available.

Section 6.2.Indemnification by Seller and Seller Parent. Seller and Seller Parent shall, jointly and severally, indemnify and hold harmless Buyer, HCR and their Affiliates (the “Buyer Indemnitees”) from and against any and all Losses asserted against, imposed upon, or incurred by any such indemnified party that arise out of or in connection with any of:

(a)any breach of any of the representations or warranties contained in ARTICLE III and in any certificate delivered by the Seller or Seller Parent pursuant to this Agreement (without giving effect to any materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty);

(b)the failure of Seller or Seller Parent to perform any of its covenants or agreements contained herein;

(c)Fraud; and

(d)the Excluded Liabilities.

Section 6.3.Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller, Seller Parent and their Affiliates from and against any and all Losses asserted against, imposed upon, or incurred by any such indemnified party that arise out of or in connection with (a) the failure of Buyer to perform any of its covenants or agreements contained herein or (b) any of the Assumed Liabilities.

Section 6.4.Determination of Losses. Any Losses under Section 6.2 and Section 6.3 shall be determined on the basis of the net effect after giving effect to any actual cash payments, setoffs or recoupment of any payments (including insurance proceeds (other than self-insurance programs)), in each case actually received, realized or retained by an indemnified party as a result of any event giving rise to a claim for such indemnification, provided that the amount deemed to be recovered under insurance policies will be net of the deductible for such policies, any increase in the premium for such policies to the extent arising out of or in connection with such Losses, retro-premium adjustments, cost of enforcement and reasonable costs and expenses.

Section 6.5.Procedures for Claims.

(a)(i) If a claim by a Third Party is made against an indemnified party arising out of a matter for which such indemnified party is entitled to be indemnified pursuant to Section 6.1 or Section 6.2 (a “Third Party Claim”), the indemnified party shall promptly notify the indemnifying party in writing of such claim. The failure to promptly notify the indemnifying party hereunder shall not relieve the indemnifying party of its obligations hereunder except to the extent (and only to the extent) that the indemnifying party is actually and materially prejudiced by such failure. The indemnifying party shall be responsible for the fees and expenses of counsel and other professional advisors (including accountants) employed by the indemnified party; provided that in no event shall the indemnifying party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) for all indemnified parties in connection with any one action or separate but similar or related actions arising out of the same general allegations or circumstances; provided, however, that if any indemnified party shall have reasonably concluded (based on the advice of counsel) that its representation by counsel for the indemnified parties creates a conflict of interest for such counsel, the indemnifying parties shall be liable for the fees and expenses of a separate counsel for such indemnified party.

(ii)The indemnifying party shall be entitled to participate in the defense of a Third Party Claim, individually or jointly, through its counsel, at its own expense; provided that with respect to any Third Party Claim, the indemnified party shall control all proceedings in connection with such Third Party Claim and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Governmental Authority with respect thereto, and, subject to Section 6.5(a)(iii), may, in its sole discretion, either pay the amount claimed and sue for a refund where applicable Law permits such refund suits or settle or contest the Third Party Claim.

(iii)So long as the indemnifying party is participating in the defense of a Third Party Claim in good faith, the indemnified party shall reasonably cooperate with the indemnifying party by providing records and information to the indemnifying party that are reasonably relevant to such Third Party Claim. The indemnified party shall not settle or compromise any Third Party Claim without the written consent of the indemnifying party, which consent will not be unreasonably withheld or delayed, unless such settlement contains a full release of the indemnifying party.

(b)Procedures for Direct Claims. In the event any indemnified party should have a claim against any indemnifying party under this Agreement that does not involve a Third

Party Claim being asserted against or sought to be collected from such indemnified party (a “Direct Claim”), the indemnified party shall deliver notice of such Direct Claim with reasonable promptness to the indemnifying party. The failure by any indemnified party to so notify the indemnifying party hereunder shall not relieve the indemnifying party of its obligations hereunder except to the extent (and only to the extent) that the indemnifying party is actually and materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 30 calendar days that it disputes its liability to the indemnified party, such Direct Claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined.

Section 6.6.Limitations on Indemnities from Seller and Seller Parent. Notwithstanding any other provisions of this Article VI:

(a)Seller and Seller Parent shall not be liable for any Losses indemnifiable pursuant to Section 6.2(a) (other than with respect to Fundamental Representations) (i) unless the claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) to which such Losses relate involves Losses in excess of [***] Dollars ($[***]) (the “De Minimis Amount”) and if such claim for Losses does not exceed the De Minimis Amount, such claim for Losses shall not be applied to or considered for purposes of the Deductible or otherwise for purposes of calculating the aggregate amount of the Buyer Indemnitees’ Losses under this Section 6.6(a) and (ii) until the aggregate amount of the Buyer Indemnitees’ Losses exceeds $[***] (the “Deductible”), after which Seller and Seller Parent shall only be obligated for such Losses of the Buyer Indemnitees in excess of the Deductible; provided, however, that the cumulative indemnification obligation of Seller and Seller Parent under Section 6.2(a) (other than the indemnification obligation of Seller and Seller Parent with respect to the Fundamental Representations) shall in no event exceed $[***];

(b)Seller and Seller Parent shall not be liable for any Losses indemnifiable pursuant to Section 6.2(a) with respect to Fundamental Representations in excess of an amount equal to $[***]; and

(c)The Parties acknowledge and agree that if any Buyer Indemnitee has any indemnification claims under Section 6.2 for which such Buyer Indemnitee may seek recovery of the relevant Losses from a Third Party under an AstraZeneca Contract or an Assumed Contract, such Buyer Indemnitee shall seek recovery with respect to such claims as follows (i) first, from the applicable Third Party under the applicable AstraZeneca Contract or Assumed Contract and (ii) second, to the extent recovery from the Third Party under Section 6.6(c)(i) has been exhausted or is otherwise unavailable, from Seller and Seller Parent pursuant to the terms of this Article VI.

Section 6.7.Tax Treatment. Any payments made pursuant to this Article VI shall be treated by the Parties as an adjustment to the Purchase Price for U.S. federal and all applicable state or local income Tax purposes, unless otherwise required by a change in applicable Law after the date hereof or the good faith resolution of an income Tax audit or other Tax proceeding.

Section 6.8.Exclusive Remedy. Except with respect to Fraud, an indemnified party’s right to indemnification under this Article VI constitutes such indemnified party’s sole and exclusive monetary remedy for Losses from any indemnifying party with respect to any inaccuracy in, or breach of, any representation or warranty or breach of any covenant, agreement, obligation or undertaking in this Agreement or in any certificate delivered pursuant to or in connection with this Agreement.

ARTICLE VII

ESCROW MATTERS

Section 7.1.Escrow Closing Deliverables.

(a)At the Closing Buyer shall deposit, or cause to be deposited, with the Escrow Agent, by wire transfer to the Escrow Account, an amount equal to the Cash Collateral, which amount shall be held by the Escrow Agent in the Escrow Account, subject to the terms of the Escrow Agreement and this Agreement.

(b)Following the Closing, Seller shall deposit, or cause to be deposited, with the Escrow Agent, by wire transfer to the Escrow Account, all cash received from Accounts Receivable accrued through the Closing Date (which shall include any such cash received on or after the Closing Date) within three (3) Business Days of receipt of such cash.

Section 7.2.Joint Instruction.

(a)The Parties agree and understand that the Movantik Escrow Eligible Liabilities shall remain Liabilities of Seller and Excluded Liabilities under this Agreement and that the Escrow Account has been established to enable the Parties to jointly direct payment to the Persons that may be owed Movantik Escrow Eligible Liabilities. The Escrow Account is not to meant to serve as the sole or exclusive recourse for the payment or settling of the Movantik Escrow Eligible Liabilities or as a cap on the Movantik Escrow Eligible Liabilities.

(b)The Parties shall instruct the Escrow Agent to release from the Escrow Account funds to pay the Movantik Escrow Eligible Liabilities as they become due to the Persons to whom such Movantik Escrow Eligible Liabilities may be owed or due (or to be paid to Buyer if Buyer has settled such Movantik Escrow Eligible Liabilities directly) in accordance with the terms of the Escrow Agreement; provided that such instructions will be consistent with the order of priority set forth in Schedule 1.1.4.

(c)Upon payment in full of all Movantik Escrow Eligible Liabilities, the Parties shall promptly instruct the Escrow Agent to release all remaining money in the Escrow Account to an account designated by Seller in accordance with the terms of the Escrow Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1.Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have together drafted this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 8.2.Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by electronic transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified by like notice):

if to Buyer, to:

Movantik Acquisition Co.

C/O HCR Collateral Management, LLC

300 Atlantic Street, Suite 600

Stamford, CT 06901

Attention: [***]

Email:[***]

with copies (which shall not constitute notice) to:

HealthCare Royalty Management, LLC

300 Atlantic Street, Suite 600

Stamford, CT 06901

Attention: [***]

Email:[***]

And

Cooley LLP

500 Boylston Street

Boston, MA 02116

Attention: [***]

Email: [***]

Fax No.: [***]

if to Seller or Seller Parent, to:

RedHill Biopharma Inc.
8041 Arco Corporate Drive, Suite 200
Raleigh, NC 27617

Attention: [***]

Email: [***]

with copies (which shall not constitute notice) to:

RedHill Biopharma Ltd

21 Ha’arba’a St.

Tel-Aviv 6473921, Israel

Attention: [***]

Email:[***]

And

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: [***]

Email: [***]

Section 8.3.Consents and Approvals. For any matter under this Agreement requiring the consent or approval of either Party to be valid and binding on the Party, such consent or approval must be in writing.

Section 8.4.Counterparts. This Agreement may be executed in one or more counterparts (including by electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 8.5.Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Related Documents constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and the other Related Documents. This Agreement is for the sole benefit of the Parties and is not intended to and does not confer upon any Person other than the Parties any legal or equitable rights or remedies hereunder.

Section 8.6.Specific Performance and Equitable Remedies. Each of the Parties agree that irreparable damage would occur if the Parties do not perform any provision of this Agreement in accordance with the terms hereof and that the non-breaching counterparty shall be entitled to equitable remedies, including, but not limited to, obtaining an injunction and/or specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

Section 8.7.Assignment. Seller and Seller Parent may not assign any of the rights, interests or obligations hereunder, in whole or in part, by operation of law or otherwise, without the prior written consent of Buyer, and any assignment without such consent shall be null and void. Buyer may assign any or all of its rights and obligations under this Agreement to any of its Affiliates or any Third Party without the consent of Seller or Seller Parent.

Section 8.8.GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 8.9.Enforcement.

(a)Each Party irrevocably submits to the exclusive jurisdiction of (i) the state courts of New York located in New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or the Contemplated Transactions. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts of New York located in New York County. Each Party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 8.9. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Contemplated Transactions in (x) the state courts of New York located in New York County, and (y) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)EACH PARTY WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY. Each Party (i) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Party has been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.9(b).

(c)The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts of New York located in New York County, and the United States District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity and as further set forth in this Section 8.9.

Section 8.10.Severability. If any term or other provision of this Agreement or any Related Document is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement or such Related Document shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement or such Related Document so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11.Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against whom enforcement of any such modification, amendment or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of either Party, shall be deemed to constitute a waiver by the Party taking such action of compliance by the other Party with any representation, warranty, covenant, agreement or obligation contained herein. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Neither the failure of either Party to enforce, nor the delay of either Party in enforcing, any condition or part of this Agreement at any time shall be construed as a waiver of that condition or part or forfeit any rights to future enforcement thereof.

Section 8.12.Bulk Transfer Laws. Buyer hereby waives compliance by Seller and its Affiliates with the requirements and provisions of any “bulk-transfer” Laws or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

SELLER:

REDHILL BIOPHARMA INC.

By:	/s/ [***]
	Name:	[***]
	Title:	[***]

SELLER PARENT:

REDHILL BIOPHARMA LTD.

By:	/s/ [***]
	Name:	[***]
	Title:	[***]

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

BUYER:

MOVANTIK ACQUISITION CO.

By:	/s/ [***]
	Name:	[***]
	Title:	[***]